Exhibit 10.8

FLORIDA BANK GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of November 14, 2008 by and between FLORIDA BANK GROUP, INC. (“Employer”), and John Stewart Baker, III (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is the indirect owner of a chartered banking and financial institution with a principal place of business in Jacksonville, Florida known as Florida Bank Jacksonville (hereinafter “Florida Bank Jacksonville”); and

WHEREAS, Employee is employed by Employer; and

WHEREAS, Employee seeks to maintain his employment with Employer; and

WHEREAS, in the course of its business, Florida Bank Jacksonville develops and utilizes valuable confidential business information and acquires valuable confidential information from its vendors, investors, clients and referral sources; and

WHEREAS, in the course of his employment with Employer, Employee will form or has formed substantial and valuable relationships with some or all of Florida Bank Jacksonville’s investors, vendors, clients and referral sources; and

WHEREAS, in the course of his employment with Employer, Employee will be or has been exposed to substantial and valuable relationships developed by Florida Bank Jacksonville with some or all of Florida Bank Jacksonville’s investors, vendors, clients and referral sources; and

WHEREAS, Employee in the course of his employment will have access to trade secrets and other confidential business information of Florida Bank Jacksonville and the investors, clients and referral sources of Florida Bank Jacksonville; and

WHEREAS, Employer desires to protect itself, Florida Bank Jacksonville, their employees, and other business entities with which Employer does business from unauthorized uses and disclosures of such trade secrets and other confidential business information; and

WHEREAS, Employee acknowledges that it is essential to the conduct of Florida Bank Jacksonville’s business and to the protection of the investment of Employer that such information be kept confidential and treated as secret; and

WHEREAS, for purposes of this Agreement, the term “Employer Group” shall mean both individually and collectively the Employer and Employer’s affiliates, including but not limited to, Florida Bank, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank Jacksonville, FB Tech Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc., and any business entities in which the Employer, Employer’s affiliates or one or more of Employer’s shareholders owns at least 50% of the equity interests. “Employer Group” shall include not only Employer’s existing affiliates, but also any affiliate created or acquired by Employer or by any of the above listed affiliates after the date of this Agreement; and

WHEREAS, all of the entities within the Employer Group are affiliated with Florida Bank Group, Inc., Florida Bank Jacksonville, and each of the other entities within the Employer Group. Although Employee is employed by Employer and will work primarily with Florida Bank Jacksonville, Employee has developed or will develop substantial relationships with the employees, contractors, suppliers, and customers of other affiliates within the Employer Group and has been or will be privy to the trade secrets and confidential and proprietary information of other affiliates within the Employer Group. Therefore, Employee acknowledges and agrees that each of the affiliates within the Employer Group have legitimate business interests to protect and that the restrictions contained in Sections 7 and 8 of this Agreement apply in all respects to each affiliate within the Employer Group; and

WHEREAS, Employer desires to employ, or continue to employ, the Employee.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment and agrees to perform Employee’s duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth.

2. Employment Term. The term of this Agreement shall commence on the date of the last party’s signature and shall continue until May 31, 2010 (“Employment Term”), unless terminated in accordance with Section 10 of this Agreement or unless Employer notifies Employee of its intention not to renew this Agreement or its terms at least 120 days prior to the expiration of the Employment Term. The Agreement shall renew automatically on an annual basis for additional one year terms (“Renewal Term”) until terminated in accordance with Section 10 of this Agreement or unless Employer notifies Employee of its intention not to renew this Agreement or its terms at least 120 days prior to the expiration of any Renewal Term.

3. Duties and Responsibilities. Employee shall perform such duties and accept such job titles and responsibilities as may be assigned to Employee by the Board of Directors of Employer (the “Employer Board”), its Chairman of the Board (“Chairman”) or other officer so designated by the Employer Board in their sole discretion, and Employee shall cooperate fully with the Employer Board and Employer’s Chairman.

4. Extent of Service. Employee shall use Employee’s best efforts in the business of Employer, and Employee shall devote substantially Employee’s full time, attention and energy to the business of Employer and to the performance of Employee’s services and the discharge of Employee’s duties and responsibilities hereunder. Except as provided in Section 8 hereof, the foregoing shall not be construed as preventing Employee from making a financial investment in other businesses or enterprises provided that Employee agrees not to become engaged in any other business activity that may interfere with Employee’s ability to discharge Employee’s duties and responsibilities hereunder to Employer. Employee further agrees not to work either on a part time or independent contractual basis for any other business or enterprise during the Employment Term or any renewal term without the prior written approval of the Employer Board, except that Employee may provide services to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such services do not interfere with the performance of Employee’s obligations to Employer.

5. Compensation. For all the services rendered by Employee hereunder, Employer shall pay Employee a salary at the annual rate of One Hundred Fifty Thousand dollars ($150,000), less withholding required by law, payable in installments at such times as Employer customarily pays its other employees (but in no event less often than monthly). Such salary may be increased from time to time in the sole discretion of Employer. In addition to such annual salary, Employee shall be entitled to paid vacation each calendar year in accordance with Employer’s vacation policy, and to participate in such fringe benefit plans of Employer as Employer, in its sole discretion, shall sponsor from time to time that cover all employees of Employer or the class of employees of comparable rank as Employee on the same basis as other eligible employees of Employer. Employee should be eligible for additional compensation, including bonuses, in the sole discretion of the Employer.

6. Special Benefits.

(a) Automobile. Employee shall be required to have an automobile available to him for use in connection with discharging his responsibilities under this Agreement. Employee shall be solely responsible for the acquisition of such automobile and all expenses, including both business and personal expenses, associated with it, including, without limitation, adequate insurance, maintenance, fuel, tolls, parking and other expenses. Employer shall pay Employee a monthly automobile allowance in the amount of $600.00, payable during the succeeding month in accordance with normal payroll practices.

(b) Club Memberships. Employee will be required to entertain clients of Employer, which will necessitate membership in certain country clubs. Employer shall pay the fees or dues associated with any such club memberships as may be mutually agreed upon by Employee and Employer.

(c) Stock Options. Employee shall be eligible to receive options or other equity-based long-term incentives pursuant to plans or programs in accordance with policies that the Employer establishes.

(d) Taxes. Employer shall be entitled to withhold against any payments made under this Agreement, including but not limited to payments made under this Section 6 or Section 5, all amounts Employer determines are required by applicable law to be withheld for income tax or payroll tax purposes.

(e) If the Employee’s employment is terminated for any reason other than by Employer without cause under Section 10(d) (including, without limitation, termination at the end of the Employment Term or any Renewal Term under Section 2), then Employee shall be entitled to receive only: (i) Employee’s base salary under Section 5 and accrued car allowance under Section 6(a) through the date of termination, payable in accordance with Sections 5 and

6(a), respectively; and (ii) reimbursement of reimbursable expenses incurred on or before the date of termination (collectively, the “Accrued Obligations”); Employee shall not be entitled to any other salary, bonuses, benefits or other compensation after termination of employment, except for vested benefits as specifically provided for under the terms of the Employer’s employee benefit plans or as otherwise expressly required under applicable law.

7. Confidential Information.

(a) Employee acknowledges that, by reason of Employee’s employment by Employer, Employee will have access to confidential information of Employer and the Employer Group (as defined below), including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists, customer and client information, records, and business plans, and relationships between members of Employer and the Employer Group and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of Employer and the other members of the Employer Group and covenants that, both during and after employment hereunder, Employee will not disclose any Confidential Information to any person (except as Employee’s duties may require) without the prior written authorization of the Employer Board. The obligation of confidentiality imposed by this Section 7 shall not apply to information that becomes generally known to the public through no act of Employee in breach of this Agreement.

(b) Employee acknowledges that all documents, files and other materials received from Employer or any member of the Employer Group during Employee’s employment (with the exception of documents relating to Employee’s compensation or benefits to which Employee is entitled following termination of employment) are for use of Employee solely in discharging Employee’s duties and responsibilities hereunder and that Employee has no claim or right to the continued use or possession of such documents, files or other materials following termination of employment. Employee agrees that, upon the cessation of his employment, Employee will not retain any such documents, files or other materials and will promptly return to Employer at its offices in Jacksonville, Florida any and all documents, files or other materials in Employee’s possession or custody.

8. Non-Competition. During his employment and for a period of twelve (12) months after the cessation of his employment with Employer or any member of the Employer Group (“the Non-Competition Period”), Employee shall not, unless acting pursuant hereto or with the prior written consent of the Employer Board:

(a) directly or indirectly, own, manage, operate, finance, join, advise, consult with or for, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, advisor, volunteer, consultant or otherwise with, or use or permit Employee’s name to be used in connection with any Competing Business (as defined below); provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the ownership by Employee of not more than 1% of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934;

(b) directly or indirectly, provide, attempt to provide or solicit the provision of goods or services similar to or competitive with the good and services offered by Employer Group to any person or entity that was a customer or account of the Employer Group;

(c) solicit or divert or attempt to solicit or divert to any Competing Business any individual or entity which is a customer of Employer Group or was a customer of Employer Group during any period of time Employee was employed by Employer; or

(d) employ, solicit or assist or attempt to employ solicit or assist any Competing Business in employing any employee of Employer Group.

The term “Competing Business” shall mean any business or enterprise engaged in the business of financial services, banking, lending, insurance or in any other business engaged in by or similar to or competitive with the business of Employer Group within the State of Florida in any county in which Employer Group has engaged in any business within the 12 months preceding the end of Employee’s employment, or, to Employee’s knowledge, is about to engage in such business.

In the event that the provisions of this Section 8 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

The provisions in Sections 7, 8 and 9 of this Agreement shall survive the expiration of the current term or any renewal of this Agreement and the termination or cessation of Employee’s employment for any reason.

In the event that either party elects not to renew this Agreement under Section 2 either at the end of the Employment Term or any Renewal Term, Employee shall not be entitled to any severance compensation unless all of the following occur: (i) Employee is later terminated without cause within the meaning of Section 10(d) below, (ii) Employee strictly complies with the restrictions contained in Sections 7 and 8 of this Agreement, (iii) Employer does not give Employee either a limited or complete waiver of any of the restrictions in Sections 7 and 8 of this Agreement (e.g., Employer permitting Employee to work for a Competing Business), and (iv) Employee executes and delivers to Employer a Separation Agreement, Release and Covenant Not to Sue (which is intended to protect Employer from any and all possible claims Employee could bring against Employer) in accordance with Section 10(d) below; in such event, Employee shall receive severance compensation in the amount of his base salary (less applicable taxes and withholdings) in effect as of Employee’s last day of employment for the duration of the Non-Competition Period (hereinafter “Non-Renewal Severance Compensation”). Under (iii) above, Employer may elect to waive one or more of the restrictions in Sections 7 and 8 of this Agreement at any time during the Non-Competition Period, and such waiver shall proactively cut off Employee’s Non-Renewal Severance Compensation as of the date of the election, but such waiver will not retroactively cut off Employee’s Non-Renewal Severance Compensation;

provided that, if Employee had not been in strict compliance with all of the restrictions contained in Sections 7 and 8 of this Agreement as of the date of Employer’s election, Employee shall be required to reimburse the Company the full amounts paid.

Any breach or violation by Employee of any of the restrictions contained in Sections 7 and 8 of this Agreement shall automatically suspend the running of any time periods set forth in those Sections for the duration of any such breach or violation.

Employee shall disclose the existence of the restrictions contained in Sections 7 and 8 of this Agreement to any subsequent employer of Employee or any subsequent parties who will engage Employee, directly or indirectly, as an employee, agent, representative or independent contractor.

9. Equitable Relief. Employee acknowledges that the restrictions contained in Sections 7 and 8 hereof are, in view of the nature of the business of Employer and the other entities identified in this Agreement, reasonable and necessary to protect the legitimate interests of Employer, and that any violation of any provision of those Sections will result in irreparable injury to Employer and other entities identified in this Agreement. Employee also acknowledges that, in the event of any such violation, Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. Employee agrees that, in the event of any such violation, an action shall be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Hillsborough County, Florida or in any other court of competent jurisdiction. Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Employee agrees that effective service of process may be made upon Employee by mail under the notice provisions contained in Section 12 hereof.

10. Termination.

(a) Partial or Total Disability. If in the judgment of the Employer Board, Employee is substantially unable to perform Employee’s duties and responsibilities hereunder by reason of significant illness, injury or incapacity for three (3) consecutive months, during which time Employer shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability or similar payment received by Employee for this time period under any plan sponsored by Employer), Employer may terminate Employee’s employment, in which event Employer shall have no further liability or obligation to Employee except for unpaid salary and benefits accrued to the date of Employee’s termination and for any additional disability, severance or other benefits otherwise payable to Employee under any applicable formal policy or plan which covers Employee at the time of Employee’s termination and is in effect at that time. Employee agrees, in the event of any dispute under this Section 10(a) and if requested by Employer, to submit to a physical examination by a licensed physician selected by Employer, the cost of such examination to be paid by Employer.

(b) Death. In the event that Employee dies during the period of employment hereunder, Employer shall pay to Employee’s executors, administrators or personal representatives, as appropriate, an amount equal to the installment of Employee’s compensation payable for the month in which Employee dies. Thereafter, Employer shall not have any further liability or obligation hereunder to Employee’s executors, administrators, personal representatives, heirs, assigns or any other person claiming under or through Employee.

(c) Voluntary Termination by Employee With or Without Cause. Employee may terminate his employment with Employer by providing to Employer at least sixty (60) days prior written notice of such termination provided in accordance with Section 12 of this Agreement. In the event that Employee voluntarily terminates his employment with Employer, he shall be entitled to compensation only through the last day in which he provides services to the Employer.

(d) Termination by Employer Without Cause. Employer may terminate Employee’s employment without “cause” by providing to Employee at least thirty (30) days prior written notice of such termination in accordance with Section 12 of this Agreement. If Employer terminates Employee’s employment without “cause” (as defined below), in addition to payment for services provided by Employee, Employer shall: (i) continue to pay to Employee his base salary (less applicable taxes and withholdings) in effect as of the date of the delivery of written notice of termination to him, for a period of twelve (12) months after the last day of his employment with Employer; and (ii) reimburse Employee for the payment of the COBRA premiums he incurs to continue insurance for himself and his dependents (such reimbursement shall commence immediately upon Employee’s payment of the first COBRA premium after the last day of his employment and continue until the earlier of Employee and his dependents becoming insured or twelve (12) months after the Employment Separation); provided that Employee strictly complies with the restrictions contained in Sections 7 and 8 of this Agreement and Employee executes and delivers to Employer a Separation Agreement, Release and Covenant Not to Sue (which is intended to protect Employer from any and all possible claims Employee could bring against Employer). Employer’s current form Separation Agreement, Release and Covenant Not To Sue is attached to this Agreement. However, Employer reserves the right to require Employee to sign a Separation Agreement different from the form attached to this Agreement, as a precondition to receiving the post-employment payments described in this Paragraph. Employer will commence making payments in accordance with the Separation Agreement, including any period provided in which Employee can revoke his acceptance of the Separation Agreement. Further, in the event that the Separation Agreement provides for a period in which Employee can revoke his acceptance of the Separation Agreement and Employee invokes his right of revocation, then Employee will be entitled to no payments under this Section. If Employee is entitled to the payment described above, Employer will make such payments on Employer’s regular payroll dates in effect on the date of termination.

(e) Termination by Employer for “Cause”. Employer may terminate Employee’s employment for “Cause” by delivering written notice to Employee. Upon delivery of the written notice, Employee’s employment shall cease immediately. For purposes of this Agreement, “cause” includes: (i) the Employee’s commission of an act of fraud or misrepresentation on Employer, a member of the Employer Group, any investor, client, or customer, or any of Employer Group’s directors or shareholders in connection with the performance of his duties; (ii) the conviction of Employee (or Employee’s entering a plea of guilty or no contest) of a felony, any criminal statute of any jurisdiction for which imprisonment of three months or more may be imposed, or any crime involving dishonesty or moral turpitude; (iii) Employee’s insubordination, gross negligence or intentional misconduct in the performance of his duties; (iv) any serious or continuing breach by Employee of any material term of this Agreement or any other written agreement between Employee and Employer; (v) Employee’s intentional and continued failure to substantially perform his duties under this Agreement or any other written agreement between Employee and Employer (other than any such failure resulting from disability under Section 10(a)); (vi) theft or embezzlement committed by Employee; (vii) Employee’s current use of any illegal drug or excessive use of alcohol on the job; (viii) Employee’s breach of fiduciary duty; (ix) Employee’s breach of duty of loyalty to the Employer through appropriation or attempted appropriation of opportunities for Employee’s own advantage or through other conflicts of interest where Employee acts for his own personal benefit, instead of for the benefit of the Employer; (x) acts or omissions by Employee which are materially and demonstrably injurious to the Employer, or could reasonably be expected to adversely affect the business or reputation of the Employer; and (xi) Employee’s default on any loan issued by Employer Group. In the event that Employee’s employment is terminated for “cause”, he shall be entitled to compensation only through the last day in which he provides service to Employer.

(f) To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit required to be paid or provided under this Agreement on account of a termination of Employee’s employment shall be paid or provided unless and until Employee experiences a “separation from service” from Employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and the default rules of Treasury Regulations Section 1.409A-1(h) promulgated thereunder. For this purpose, the “Employer” is the Employer and every entity or other person which collectively with the Employer constitutes a single “service recipient” (as that term is defined in Treasury Regulations Sections 1.409A-1(g)) as the result of the application of the default rules of Treasury Regulations Sections 1.409A-1(h)(3).

11. Survival. Notwithstanding the termination or cessation of employment by Employer for any reason, the obligations of Employee under Sections 7 and 8 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 9 hereof shall continue in force.

12. Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when either: (a) hand delivered, in person or by a recognized courier or delivery service; (b) when telefaxed to the recipient’s correct telefax number (with receipt confirmed); or (c) when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:	Mr. Kim P. Buchanan
Secretary of the Board
Florida Bank Group, Inc.
201 North Franklin Street, Suite 2800
Tampa, FL 33602

If to Employee, to Employee’s last known address on Employer’s personal records or to such other name or address as any designated recipient shall specify by notice to the other designated recipients in the manner specified in this Section 12.

13. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Florida without giving effect to any conflict of law provisions.

14. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be changed, modified or terminated except upon written amendment executed by Employer and Employee. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee. Any and all assignees and successors of Employer may enforce any and all terms of this Agreement, including Sections 7 and 8.

15. Intended Third-Party Beneficiaries. Employee understands and agrees that Florida Bank, FBG Holding Company, The Bank of Tallahassee, Florida Bank of Sarasota, Florida Bank Jacksonville, FB Tech & Services, Inc., Florida Bank Mortgage Inc., FBG Properties, Inc., the Employer Group (as defined in this Agreement) and any other entities owned in whole or in part by Employer (even if created after Employee’s execution and delivery of this Agreement to Employer) are intended third-party beneficiaries of and may enforce any and all of the terms and conditions contained in the Agreement, including but not limited to, the non-competition, non-solicitation and confidentiality provisions contained in this Agreement.

16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

17. Remedies Cumulative; No Waiver. No remedy conferred upon either party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in such party’s sole discretion.

18. Waiver of Breach. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

19. Attorney’s Fees. In the event any steps or actions are taken to enforce this Agreement, whether by suit or otherwise, the prevailing party shall be entitled to recover from the other party, its reasonable attorneys’ fees, paralegal fees and all costs, including all expert witness fees and costs, including at both trial and appellate levels. The right to such fees and costs shall be deemed to have accrued from the date of any informal demand or from commencement of any suit or action, whichever is earlier.

20. Waiver of Right to Jury Trial. The parties hereby agree to waive any right to have any issue, claim or dispute arising out of or relating to this Agreement resolved by a jury and cede to the Court all matters of law and fact for resolution.

21. Section 409A: Tax Issues.

(a) The parties intend that the compensation, reimbursements and benefits provided to the Employee pursuant to this Agreement will not be subject to taxation and penalties under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or exemptions thereto and the final regulations promulgated thereunder. Although the Employer intends to administer this Agreement in compliance with Section 409A of the Code or an exemption thereto, the Employer does not warrant that the terms of this Agreement or the administration thereof will be exempt from, or will comply with the requirements of, Section 409A of the Code. None of the Employer, its subsidiaries or any individual acting as a director, officer, employee, agent or other representative of the Employer or a subsidiary shall be liable to Employee or any other person for any tax, interest, or penalties that the person may incur as a result of this Agreement or the administration thereof not satisfying any of the requirements of Section 409A of the Code. Employee represents and warrants that Employee has reviewed or will review with Employee’s own tax advisors the federal, state, local and employment tax consequences of entering into this Agreement, including, without limitation, under Section 409A of the Code, and, with respect to such matters, Employee relies solely on such advisors.

(b) Reimbursement and In-Kind Benefits. To the extent this Agreement provides for reimbursements of expenses incurred by the Employee or in-kind benefits the provision of which are not exempt from the requirements of Section 409A of the Code, the following terms apply: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the Employment Term or Renewal Term, as applicable, or other period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made in accordance with Employer’s normal reimbursement practices upon Employee’s request, but in any event no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date first above written.

FLORIDA BANK GROUP, INC.

[Corporate Seal]

Attest:
	By:	/s/ Robert Rothman

EMPLOYEE

/s/ Andrea S. Alexander	/s/ John Stewart Baker, III
Witness	John Stewart Baker, III

11